Exhibit 99.1
Contact:
Gar Jackson
Vice President Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES COST REDUCTION ACTIONS
FOR FISCAL 2009
ANAHEIM, January 28, 2009 — Pacific Sunwear of California, Inc. [NASDAQ: PSUN] today announced a number of cost reduction actions aimed at strengthening the Company’s operational and financial position in fiscal 2009. In anticipation of a continuing difficult economic environment in the coming year, the Company has:
•	Reduced planned inventory levels by at least 20 percent throughout the year, thereby significantly reducing the amount of cash that will be invested in inventory at any one point in time;

•	Reduced planned capital expenditures to not more than $30 million for the year, a reduction of over $50 million from the fiscal 2008 level; and

•	Reduced planned selling, general and administrative expenses on a GAAP-basis by approximately $35 million versus the fiscal 2008 level (2008 includes total non-recurring impairment charges for goodwill and the Anaheim distribution center of approximately $15 million). These reductions are most prominently within headquarters and field management expenses.
Taking these factors into account, the Company currently expects to maintain sufficient borrowing availability for the foreseeable future under its $150 million revolving credit facility. The credit facility expires in 2013 and contains no financial covenants unless the Company is drawn to the last 10 percent of the credit facility. The Company also currently expects to begin fiscal 2009 with cash balances of at least $20 million and no borrowing-based debt.
As part of the reduction in selling, general and administrative expenses, the Company announced a workforce reduction resulting in the elimination of 47 positions at the Company’s Anaheim headquarters and 10 field management positions. This action reduces the Company’s headquarters and field management staff by approximately 11 percent.
The Company expects to incur pre-tax severance charges of approximately $1.5 million during the fourth quarter of fiscal 2008 ending January 31, 2009 in connection with the workforce reduction. The Company estimates this action will result in pre-tax savings of

Exhibit 99.1

approximately $5 million per year beginning in fiscal 2009, which begins February 1, 2009.
“The actions announced today are aimed at putting our Company in a stronger position to weather the continuing challenges in the macroeconomic environment while enabling us to continue moving forward with the key strategic initiatives we have underway,” said Sally Frame Kasaks, Chairman and Chief Executive Officer. “We are very disappointed to announce the workforce reductions, but believe we must be prudent in managing our costs and strengthening our balance sheet and liquidity as we meet head-on the unprecedented conditions that the retail industry is currently facing.”
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of January 3, 2009, the Company operated 811 PacSun stores and 126 PacSun Outlet stores for a total of 937 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s planned inventory levels, capital expenditures and selling, general and administrative expenses, the anticipated severance charge in the fourth quarter of fiscal 2008 and the anticipated annual pre-tax savings arising from the workforce reduction, the Company’s expectation of a continuing difficult economic environment, and the Company’s expectations as to its continued borrowing capacity and cash balances entering fiscal 2009. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual operating and financial results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect our business, operating results, cash balances and borrowing capacity include, among others, the following factors: additional adverse changes in or prolonged adverse economic conditions generally; additional adverse changes in consumer spending; changes in consumer demands and preferences; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs or higher than anticipated workforce reduction costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended February 2, 2008 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.